Exhibit 99(a)(5)(vii)
ANNOUNCEMENT: SIERRA WIRELESS AGREES TO ACQUIRE WAVECOM IN FRIENDLY DEAL
SIERRA WIRELESS EMPLOYEE Q&A
Important Notice
The tender offers described in this Q&A, which have not yet commenced, will be made for the ordinary shares, American depositary shares (the “ADSs”) and OCEANEs of Wavecom S.A. (“Wavecom”). This Q&A is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Wavecom securities. The solicitation and the offer to buy the shares, ADSs and OCEANEs of Wavecom will be made only pursuant to the offer to purchase and related materials that Sierra Wireless filed with the French Autorité des marchés financiers (the “AMF”) as a note d’information, or the Tender Offer Statement on Schedule TO Sierra Wireless intends to file with the U.S. Securities and Exchange Commission (the “SEC”). Wavecom security holders and other investors should read carefully the Tender Offer Statement on Schedule TO and the note d’information, as well as the Schedule 14D-9 and note en réponse we expect Wavecom to file, and any amendments or supplements thereto, prior to making any decisions with respect to the tender offers because these documents contain, or will contain, important information, including the terms and conditions of the tender offer. Wavecom security holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website (www.amf-france.org.), and with the SEC, from the SEC’s website (www.sec.gov), in each case without charge. Such materials filed by Sierra Wireless will also be available for free at Sierra Wireless’s website (www.sierrawireless.com).
Please also see the important notice regarding forward-looking statements that appears on the last page.
Overview
Q : Why are we acquiring Wavecom?
A: The acquisition of Wavecom is fully aligned with our growth and diversification strategy. Wavecom provides us with a very complementary business — with respect to target markets, technology, products and geographic concentration — and together will create a truly Global Leader in Wireless Data.
Q: Why would we spend so much cash when we are heading into a deep recession?
A: The acquisition of Wavecom is a long term investment — we believe in the market and for some time, we have been focused on expanding our position in wireless M2M by way of acquisition. The opportunity to acquire a market leader in the space was both timely and in line with our strategy.
Q: How are we paying for it?
A: We are buying all the shares of the company using our balance sheet cash. We are also borrowing money to fund a short term loan that will be used to purchase Wavecom bonds, which will be redeemed once the transaction closes and proceeds used to repay the short term loan. In addition, we will be adding the cash and assets of Wavecom to our resources, so we expect to have more than sufficient cash to support rapid growth.
Q: Gemalto launched a hostile bid for Wavecom at 7 euros per share in October — how do you expect they will respond?
A: On December 3, 2008, Gemalto issued a press release announcing that it will not raise its bid for Wavecom and intends to terminate its public tender offer for Wavecom.
Customers
Q: What should I tell my customers?
A: Wavecom is a strategic acquisition for Sierra Wireless in the wireless M2M space and together we will be a global leader in wireless data. We expect the acquisition to have significant benefits for both companies’ customers and to ensure Sierra Wireless is the most attractive supplier in the space:
•	Truly global reach and support
•	Most advanced technology, products and services

•	Deep vertical application expertise
•	World class supply chain
•	Financial strength
Q: Is there any channel conflict?
A: On the contrary, we think there is tremendous synergy between our channels —both carrier-focused and OEM-focused — and we expect the two companies’ sales and go-to-market teams to work closely together to drive growth.
Q: Do you plan to discontinue (end-of-life) any products?
A: We are similar companies and both leaders in wireless data, however our product lines are very complementary with almost no overlap. We don’t expect any products to be discontinued in either company as a result of the transaction, other than what would be done in normal course of business. However, with respect to future development, we expect strong collaboration on new products, particularly 3G modules.
Integration
Q: How will Wavecom be integrated into Sierra Wireless?
A: Wavecom will operate as a Sierra Wireless business unit based in Paris, focused on M2M embedded modules and solutions. We plan to leverage each company’s capabilities in product development, sales channels and other complementary resources to accelerate growth and product leadership.
Q: What will happen to our Embedded Modules teams?
A: Our embedded module business is very important to the success of our company — we need the business to grow to be successful and will continue to invest. The Sierra Wireless embedded module team and Wavecom embedded modules teams are highly complementary. Wavecom is a leader in 2G and 2.5G embedded solutions and we are the leader in 3G and, soon, 4G embedded solutions. There is a tremendous opportunity for synergies and we expect the teams to work closely together. At this time, we are not contemplating a significant restructuring as result of the transaction.
Q: What will happen to our Mobile & M2M team?
A: We are very committed to the wireless M2M market over the long term — it is a strategic growth area for Sierra Wireless. The acquisition of Airlink in 2007 was our first large investment in the market and adding Wavecom re-affirms our commitment to M2M. There is a tremendous opportunity for revenue and technology synergies between Wavecom and our Mobile and M2M group, we expect the teams to work closely together and, at this time, we are not contemplating a significant restructuring as result of the transaction.
Q : What is the impact of the acquisition of Wavecom on Sierra Wireless’ European operations?
A: By combining with Wavecom, Sierra Wireless anticipates having a substantial increase in European based resources and capabilities — including, in-region engineering, deep customer support, and expanded channels of distribution. We expect our European team to work closely with the Wavecom business unit to drive growth.
Q : Is there overlap between the two R&D teams?
A: Both companies have CDMA capabilities in the USA as well as R&D facilities in Asia, and of course Sierra has embedded expertise in Canada and the USA. However, we feel there is limited direct overlap in R&D efforts, but a tremendous amount of knowledge, design experience, intellectual property and solutions that will be shared between teams.
Human Resources
Q: Will there be layoffs at Sierra Wireless or Wavecom?
A: Wavecom is currently undergoing the restructuring as announced in this year. We have no plans for layoffs or any other restructuring at either company as result of this transaction.

Q: Will we have any executives transferring to Paris when this is complete?
A: Detailed integration planning has not yet been completed. We will provide more information on this topic as it becomes available.
Q: Will I have the opportunity to work in France?
A: Wavecom will operate as a business unit within Sierra Wireless. We have a history of providing transfer opportunities units for qualified employees and we expect to extend this program to cover the Wavecom business unit.
Q: Does this affect my compensation?
A: We will continue with human resources policies as they currently stand. For the Employee Bonus Program, we plan to set the corporate performance targets accordingly once the acquisition is complete.
Transaction
Q: When will the acquisition be complete?
A: We have filed a tender offer with the AMF — securities regulator in France — that is currently being reviewed. We are expecting our filing to be approved in January at which time the tender offer will opened for 25 days, closing in late February. Assuming we achieve our goal of acquiring 50% plus one voting right, we would expect to complete the transaction in March 2009.
Q: Where can I access a replay of Jason Cohenour’s presentation to investors and financial analysts regarding the transaction?
A: The replay of the webcast is available at the following link:
http://w.on24.com/r.htm?e=128885&s=1&k=0F6A472EAEA8C60DDB876677C897F334
Q: Where can I get more information?
A: We will publishing all public information on our web site — please stay tuned. Additionally, copies of tender offer materials filed by Sierra Wireless and/or Wavecom can be obtained from the AMF’s website (www.amf-france.org) and/or from the SEC’s website (www.sec.gov), in each case without charge.
Cautionary Note on Forward Looking Statements
Certain statements in this Q&A that are not based on historical facts constitute forward-looking statements or forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian and French securities laws (“forward-looking statements”). These forward-looking statements are not promises or guarantees of future performance but are only predictions that relate to future events, conditions or circumstances or our future results, performance, achievements or developments and are subject to substantial known and unknown risks, assumptions, uncertainties and other factors that could cause our actual results, performance, achievements or developments in our business or in our industry to differ materially from those expressed, anticipated or implied by such forward-looking statements. Forward-looking statements in this Q&A include all financial guidance for the fourth quarter of 2008, and all other disclosure regarding possible events, conditions, circumstances or results of operations that are based on assumptions about future economic conditions, courses of action and other future events. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. These forward-looking statements appear in a number of different places in this Q&A and can be identified by words such as “may”, “estimates”, “projects”, “expects”, “intends”, “believes”, “plans”, “anticipates”, “continue”, “growing”, “expanding”, or their negatives or other comparable words. Forward-looking statements include statements regarding the offers for the shares, ADS, and OCEANEs of Wavecom, statements regarding the outlook for our future operations, plans and timing for the introduction or enhancement of our services and products, statements concerning strategies or developments, statements about future market conditions, supply conditions, end customer demand conditions, channel inventory and sell through, revenue, gross margin, operating expenses, profits, forecasts of future costs and expenditures, the outcome of legal proceedings, and other expectations, intentions and plans that are not historical fact. The risk factors and uncertainties that may affect our actual results, performance, achievements or developments are many and include, amongst others, our ability to develop, manufacture, supply and market new products that we do not produce today that meet the needs of customers and gain commercial acceptance, our reliance on the deployment of next generation networks by major wireless operators, the continuous commitment of our customers, and increased competition. These risk factors and others are discussed in Sierra Wireless’ and Wavecom’s respective filings and reports, which may be found on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, at the AMF’s website at amf-france.org, and in each of their other regulatory filings with the Securities and Exchange Commission in the United States and the Provincial Securities Commissions in Canada. Many of these factors and uncertainties are beyond our control. Consequently, all forward-looking statements in this Q&A are qualified by this cautionary statement and we cannot assure you that actual results, performance, achievements or developments that we anticipate will be realized. Forward-looking statements are based on management’s current plans, estimates, projections, beliefs and opinions and we do not undertake any obligation to update forward-looking statements should the assumptions related to these plans, estimates, projections, beliefs and opinions change, except as required by law.